Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2018 Results

Second Quarter Key Metrics as Reported under U.S. GAAP (1)

•	Total revenue increased 8% to $2.6 billion, including a decrease of $36 million, or 2%, related to the FASB’s new revenue recognition standard

•	Operating margin increased 480 basis points to (0.6)%, including a decrease of 180 basis points related to the FASB’s new revenue recognition standard

•	EPS increased 195% to $0.19, including a decrease of $0.14 related to the FASB’s new revenue recognition standard

Second Quarter Key Metrics as Comparable to Pro Forma Financials and Highlights(1)

•	Total revenue increased 10% to $2.6 billion, including 5% organic revenue growth

•	Operating margin increased to (0.6)%, and operating margin, adjusted for certain items, increased 130 basis points to 22.0%

•	EPS increased to $0.19, and EPS, adjusted for certain items, increased 31% to $1.71

•
For the first six months of 2018, cash flow from operations decreased 5% to $413 million, and adjusted free cash flow increased 17% to $580 million, when excluding certain near-term impacts related to the divestiture of the outsourcing business

•	Repurchased 2.8 million Class A Ordinary Shares for approximately $400 million

•	Announced an 11% increase to the quarterly cash dividend

•
Took further steps to unite the firm including the appointment of Eric Andersen and Michael O’Connor as Co-Presidents to further align the leadership team, as well as the move to a single brand to increase consistency and reinforce focus on long-term growth

•
Launched our Intellectual Property Solutions Group with the acquisition of 601West providing increased industry knowledge for clients working to protect and maximize their most valuable asset in today’s business world – intellectual property

LONDON - July 27, 2018 - Aon plc (NYSE: AON) today reported results for the three months ended June 30, 2018.

Net income (loss) from continuing operations attributable to Aon shareholders on a reported basis was $47 million, or $0.19 per share, compared to $(52) million, or $(0.20) per share, in the prior year period, which includes $(36) million, or $(0.14) per share, of unfavorable impact from adoption of the new revenue recognition standard. Net income per share from continuing operations on a comparable basis, adjusted for certain items and the impact of adoption of the new revenue recognition standard, increased 31% to $1.71, compared to $1.31 in the prior year period. Certain items that impacted second quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures Adjusted for Changes in Accounting Guidance - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 11 of this press release.

(1) For additional information regarding the reconciliation of non-GAAP pro forma financials refer to pages 10-15 of this press release

“Our second quarter results reflect continued momentum toward our mission with positive performance across each of our key financial metrics; including strong organic revenue growth of 5% overall and substantial operational improvement reflected in 17% operating income growth and +130 basis points of operating margin expansion. During the quarter, we took specific steps to strengthen our client-serving capabilities and create greater long-term operating leverage,” said Greg Case, Chief Executive Officer. “We enter the second half of the year with momentum, operating from a position of strength and on track to deliver our near-term target of exceeding $7.97 adjusted earnings per share for the full year 2018. More important, we believe these further steps toward our mission to unite the firm will help deliver our potential for clients and colleagues and will unlock significant shareholder value creation through double-digit free cash flow growth over the long-term.”

SECOND QUARTER 2018 FINANCIAL SUMMARY
The second quarter 2018 financial results discussed herein represent performance from continuing operations unless otherwise noted. Adoption of the FASB’s new revenue recognition standard on January 1, 2018 is not reflected in reported 2017 financials. A comparable year-over-year view of reported 2018 results to unaudited pro forma 2017 results incorporating the impact of adoption of the new revenue recognition standard is provided in detail on pages 10-15 of this press release.

Total revenue in the second quarter increased 8% to $2.6 billion on a reported basis compared to the prior year period, including a decrease of $36 million, or 2%, related to adoption of the new revenue recognition standard. Excluding this impact, comparable revenue increased $229 million, or 10%, compared to the prior year period driven by 5% organic revenue growth, a 3% increase related to acquisitions, net of divestitures, and a 2% favorable impact from foreign currency translation.

Total operating expenses in the second quarter increased 3% to $2.6 billion on a reported basis compared to the prior year period, including an increase of $4 million related to adoption of the new revenue recognition standard. Excluding this impact, comparable expenses increased $79 million, or 3%, compared to the prior year period due primarily to $103 million of expense related to legacy litigation, a $72 million increase in operating expenses related to acquisitions, net of divestitures, a $44 million unfavorable impact from foreign currency translation, a $40 million increase in restructuring charges, and an increase in expenses associated with 5% organic revenue growth, partially offset by a $204 million net decrease in impairment charges, $40 million of incremental savings related to restructuring and other operational improvement initiatives, and a $34 million decrease in costs related to regulatory and compliance matters.

Restructuring expenses were $195 million in the second quarter, primarily driven by costs associated with restructuring and separation initiatives and workforce reductions. As previously announced, the Company expects to invest $1,175 million in total cash over a three-year period and incur $50 million of non-cash charges in driving one operating model across the firm. This includes an estimated investment of $975 million of cash restructuring charges and $200 million of capital expenditures. The Company has incurred $766 million, or 75%, of the total estimated restructuring charges. An analysis of restructuring and related costs by type is detailed on page 18 of this press release.

Restructuring savings in the second quarter related to restructuring and other operational improvement initiatives are estimated at $84 million before any reinvestment, an increase of $40 million compared to the prior year period. Before any potential reinvestment of savings, restructuring and other operational improvement initiatives are expected to deliver run-rate savings of $450 million annually in 2019. The Company has achieved $257 million, or 57%, of the total estimated annualized savings, before any potential reinvestment.

Foreign currency exchange rates in the second quarter had a $1 million, or immaterial per share, unfavorable impact on reported net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates. On a comparable basis, there was an immaterial impact from foreign currency translation on net income adjusted for certain items and the impact of adoption of the new revenue recognition standard. If currency were to remain stable at today’s rates, given U.S. Dollar strengthening primarily against Latin American currencies, we would expect an unfavorable impact of approximately -$0.03 per share in each of the third and fourth quarter of 2018.

Effective tax rate reflected in the reported financial statements in the second quarter was 165.5%, compared to 76.9% in the prior year period. After adjusting for the impact of adoption of the new revenue recognition standard and to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate on a comparable basis for the second quarter of 2018 decreased to 14.7% compared to 16.1% in the prior year quarter, primarily driven by changes in the geographical distribution of income. In addition, the adjusted effective tax rate in both periods includes a net favorable impact from certain discrete items. Certain items that impacted second quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures Adjusted for Changes in Accounting Guidance - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 11 of this press release. As a result of changes to current assumptions of the geographical distribution of income, we believe the best estimate for our non-GAAP full year 2018 global effective tax rate to be approximately 18%.

Weighted average diluted shares outstanding decreased to 247.4 million in the second quarter compared to 262.4 million in the prior year period. The Company repurchased 2.8 million Class A Ordinary Shares for approximately $400 million in the quarter. As of June 30, 2018, the Company had $4.5 billion of remaining authorization under its share repurchase program.

SECOND QUARTER 2018 CASH FLOW SUMMARY
Cash flow from operations for the first six months of 2018 decreased 5%, or $23 million, to $413 million compared to the prior year period, primarily reflecting $150 million of cash restructuring charges, partially offset by operational improvement.

Free cash flow, defined as cash flow from operations less capital expenditures, decreased 15%, or $52 million, to $302 million for the first six months of 2018 compared to the prior year quarter, reflecting a $29 million increase in capital expenditures, including investments in our operating model, and a decrease in cash flow from operations.

Adjusted free cash flow, defined as free cash flow excluding certain near-term impacts resulting from the divestiture of the outsourcing businesses, including restructuring initiatives, increased $83 million, or 17%, to $580 million compared to the prior year period. A reconciliation of free cash flow and adjusted free cash flow to cash flow from operations can be found in “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 10 of this press release.

SECOND QUARTER 2018 REVENUE REVIEW
The second quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 10 of this press release.

	Three Months Ended
(millions)	Jun 30, 2018	Jun 30, 2017	% Change	Revenue Recognition	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,166	$1,042	12%	—%	2%	—%	4%	6%
Reinsurance Solutions	380	344	10	—	2	1	(1)	8
Retirement Solutions	431	389	11	—	3	—	5	3
Health Solutions	309	312	(1)	(11)	1	—	2	7
Data & Analytic Services	277	285	(3)	(2)	1	—	2	(4)
Elimination	(2)	(4)	N/A	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,561	$2,368	8%	(2)%	2%	—%	3%	5%

Total revenue increased 8%, or $193 million, on a reported basis, including a decrease of $36 million, or 2%, related to adoption of the new revenue recognition standard. Excluding this impact, revenue on a comparable basis increased $229 million, or 10%, compared to the prior year period, including organic revenue of 5% primarily driven by strong new business generation and retention globally across our core portfolio, as well as double-digit growth in specific areas of continued investment; including cyber solutions, transaction liability, and voluntary benefits.

Commercial Risk Solutions organic revenue increased 6% compared to the prior year period driven by growth across every major geography, highlighted by strength across North America, the UK, and Australia. Results reflect strong global new business generation and management of the renewal book portfolio. In North America, double-digit new business generation was highlighted by strength in our transaction liability business in the U.S. and our construction business in Canada.

Reinsurance Solutions organic revenue increased 8% compared to the prior year period driven by net new business generation globally in treaty and strong growth in facultative placements, partially offset by a modest decline in capital markets transactions. The prior year quarter benefited from record catastrophe bond issuance during the mid-year renewal season. Market impact was modestly unfavorable on results in the second quarter, as modest upward pressure in loss-exposed geographies was more than offset by record levels of capital.

Retirement Solutions organic revenue increased 3% compared to the prior year period driven by solid growth in core actuarial retirement driven by an increase in volume and rates across North America and the EMEA region, as well as solid growth in our talent practice for assessment services and in our rewards practice for data-driven services. In investment consulting, double-digit growth in our core delegated investment management business was more than offset by an unfavorable impact from the timing of certain performance-based fees earned in the prior year quarter.

Health Solutions organic revenue increased 7% compared to the prior year period driven by growth across every major geography, highlighted by particular strength in the U.S. and double-digit growth in both Latin America and Asia. Strength in the U.S. was highlighted by another quarter of strong growth in voluntary benefits, an area where we have seen increasing client demand.

Data & Analytic Services organic revenue decreased 4% compared to the prior year period driven by the anticipated near-term unfavorable impact from changes in certain client contracts, most notably the transition of a certain government contract in our flood business, partially offset by solid growth internationally in our core Affinity business.

 SECOND QUARTER 2018 EXPENSE REVIEW

	Three Months Ended
(millions)	Jun 30, 2018	Jun 30, 2017	$ Change	% Change
Expenses
Compensation and benefits	$1,494	$1,466	$28	2%
Information technology	123	98	25	26
Premises	96	86	10	12
Depreciation of fixed assets	47	54	(7)	(13)
Amortization and impairment of intangible assets	282	460	(178)	(39)
Other general expenses	535	331	204	62
Total operating expenses	$2,577	$2,495	$82	3%

Compensation and benefits expense increased $28 million, or 2%, on a reported basis, including $5 million related to adoption of the new revenue recognition standard. Excluding this impact, compensation and benefits expense on a comparable basis increased $23 million, or 2%, compared to the prior year period due primarily to a $55 million increase in expenses related to acquisitions, net of divestitures, a $32 million unfavorable impact from foreign currency translation, and an increase in expense associated with 5% organic revenue growth, partially offset by a $69 million decrease in restructuring costs and $44 million of incremental savings related to restructuring and other operational improvement initiatives.

Information technology expense increased $25 million, or 26%, compared to the prior year period due primarily to a $13 million increase in investments supporting growth initiatives and GDPR compliance, a $5 million increase in expenses related to acquisitions, net of divestitures, and a $2 million unfavorable impact from foreign currency translation.

Premises expense increased $10 million, or 12%, compared to the prior year period due primarily to a $9 million increase in restructuring costs and a $3 million increase related to acquisitions, net of divestitures, partially offset by $1 million of incremental savings related to restructuring and other operational improvement initiatives.

Depreciation of fixed assets decreased $7 million, or 13%, compared to the prior year period primarily due to a decrease in overall expense as we continue to optimize our IT and Real Estate portfolios.

Amortization and impairment of intangible assets decreased $178 million, or 39%, compared to the prior year period primarily due to a $204 million net decrease in impairment charges, partially offset by a $19 million increase in accelerated amortization related to tradenames as we move to a single brand.

Other general expenses increased $204 million, or 62%, on a reported basis, including a $1 million decrease related to adoption of the new revenue recognition standard. Excluding this impact, other general expenses on a comparable basis increased $205 million, or 62%, compared to the prior year period due primarily to a $103 million increase in expense related to legacy litigation, a $102 million increase in restructuring costs, and an increase in expense associated with 5% organic revenue growth, partially offset by a $34 million decrease of costs related to regulatory and compliance matters.

SECOND QUARTER 2018 INCOME SUMMARY
The second quarter 2018 financial results discussed herein represent performance from continuing operations unless otherwise noted. Adoption of the FASB’s new revenue recognition standard on January 1, 2018 is not reflected in reported 2017 financials. A comparable year-over-year view of reported 2018 results to unaudited pro forma 2017 results incorporating the impact of adoption of the new revenue recognition standard is provided in detail on pages 10-15 of this press release. In addition, certain noteworthy items impacted adjusted operating income and adjusted operating margins in the second quarters of 2018 and 2017, which are also described in detail in “Reconciliation of Non-GAAP Measures Adjusted for Changes in Accounting Guidance - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 11 of this press release.

AS REPORTED

	Three Months Ended
(millions)	Jun 30, 2018	Jun 30, 2017	% Change
Revenue	$2,561	$2,368	8%
Expenses	2,577	2,495	3
Operating income - as reported	$(16)	$(127)	(87)%
Operating margin - as reported	(0.6)%	(5.4)%

Operating income increased $111 million, or 87%, on a reported basis compared to the prior year period, including a decrease of $40 million, or 31%, related to adoption of the new revenue recognition standard. Operating margin increased 480 basis points on a reported basis compared to the prior year period, including a decrease of 180 basis points related to adoption of the new revenue recognition standard.

AS COMPARABLE TO 2017 UNAUDITED PRO FORMA FINANCIALS

	Three Months Ended
		(Pro Forma)
(millions)	Jun 30, 2018	Jun 30, 2017	% Change
Revenue	$2,561	$2,332	10%
Expenses	2,577	2,499	3
Operating income - as reported	$(16)	$(167)	(90)%
Operating margin - as reported	(0.6)%	(7.2)%
Operating income - as adjusted	$564	$482	17%
Operating margin - as adjusted	22.0%	20.7%

Adjusting for certain items and the impact of adoption of the new revenue recognition standard detailed on page 11 of this press release, adjusted operating income on a comparable basis increased $82 million, or 17%, and adjusted operating margin on a comparable basis increased 130 basis points to 22.0%, each compared to the prior year period. The increase in adjusted operating margin on a comparable basis was primarily driven by strong organic growth, including strong growth in areas of continued investment across the portfolio, and $40 million, or 160 basis points, of incremental savings from restructuring and other operational initiatives, partially offset by a -30 basis points unfavorable impact from foreign currency translation.

Interest income decreased $7 million to $1 million as the prior year period included additional income earned on the proceeds of the sale of the outsourcing businesses. Interest expense decreased $2 million to $69 million compared to the prior year period reflecting lower outstanding term debt, partially offset by an increase in commercial paper borrowings. Other pension income (expense) was $(7) million, including $9 million of pension income, partially offset by $(16) million of non-cash expenses related to pension settlements. Excluding the non-cash expenses related to pension settlements, pension income of $9 million is similar to the prior year period. Other income was $4 million, including $8 million of net gains due to the favorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies, partially offset by $5 million of losses primarily related to certain company-owned life insurance plans. The prior year period included $5 million of losses related to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.

DISCONTINUED OPERATIONS
Net income from discontinued operations on a reported basis was $1 million, or an insignificant impact per share, compared to net income of $821 million, or $3.13 per share, in the prior year period.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, 7/27/18 at 7:30 a.m., central time. The Company will provide management’s prepared conference call remarks in the investor presentation prior to the beginning of the conference call in order to provide more time for discussion with the investment community. Interested parties can listen to the conference call via a live audio webcast, read management’s prepared remarks, and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic and political conditions in different countries in which Aon does business around the world; changes in the competitive environment; fluctuations in exchange and interest rates that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility; rating agency actions that could affect Aon's ability to borrow funds; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect or natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services;  the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to grow, develop and integrate companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; and Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance.  The factors identified above are not exhaustive.  Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently.  Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports.  Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted free cash flow, adjusted operating margin, and adjusted earnings per share for continuing operations that exclude the effects of intangible asset amortization, capital expenditures, and certain other noteworthy items that affected results for the comparable periods.  Organic revenue includes the impact of intercompany activity and excludes the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between reporting lines, and fiduciary investment income. The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached appendices.  Supplemental organic revenue information and additional measures that exclude the effects of certain items noted above that do not affect net income or any other U.S. GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures. Adjusted free cash flow is free cash flow excluding certain near-term impacts resulting from the divestiture of the outsourcing businesses, including restructuring initiatives. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlement related charges. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Investor Relations	Donna Mirandola
312-381-3310	Vice President, Global External Communications
investor.relations@aon.com	312-381-1532

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
(millions, except per share data)	Jun 30, 2018	Jun 30, 2017	% Change	Jun 30, 2018	Jun 30, 2017	% Change
Revenue
Total revenue	$2,561	$2,368	8%	$5,651	$4,749	19%
Expenses
Compensation and benefits	1,494	1,466	2%	3,110	2,935	6%
Information technology	123	98	26%	238	186	28%
Premises	96	86	12%	189	170	11%
Depreciation of fixed assets	47	54	(13)%	86	108	(20)%
Amortization and impairment of intangible assets	282	460	(39)%	392	503	(22)%
Other general expenses	535	331	62%	853	639	33%
Total operating expenses	2,577	2,495	3%	4,868	4,541	7%
Operating income (loss)	(16)	(127)	(87)%	783	208	276%
Interest income	1	8	(88)%	5	10	(50)%
Interest expense	(69)	(71)	(3)%	(139)	(141)	(1)%
Other income (expense)	(3)	4	(175)%	(18)	2	nm*
Income (loss) from continuing operations before income taxes	(87)	(186)	(53)%	631	79	699%
Income taxes (1)	(144)	(143)	1%	(30)	(143)	(79)%
Net income (loss) from continuing operations	57	(43)	(233)%	661	222	198%
Net income from discontinued operations	1	821	(100)%	7	861	(99)%
Net income	58	778	(93)%	668	1,083	(38)%
Less: Net income attributable to noncontrolling interests	10	9	11%	26	23	13%
Net income attributable to Aon shareholders	$48	$769	(94)%	$642	$1,060	(39)%

Basic net income (loss) per share attributable to Aon shareholders
Continuing operations	$0.19	$(0.20)	(195)%	$2.57	$0.75	243%
Discontinued operations	0.01	3.13	(100)%	0.03	3.27	(99)%
Net income	$0.20	$2.93	(93)%	$2.60	$4.02	(35)%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations	$0.19	$(0.20)	(195)%	$2.55	$0.75	240%
Discontinued operations (2)	—	3.13	(100)%	0.03	3.24	(99)%
Net income	$0.19	$2.93	(94)%	$2.58	$3.99	(35)%
Weighted average ordinary shares outstanding - basic	246.0	262.4	(6)%	247.2	263.6	(6)%
Weighted average ordinary shares outstanding - diluted	247.4	262.4	(6)%	248.8	265.7	(6)%
* not meaningful

(1)	The effective tax rate was 165.5% and 76.9% for the three months ended June 30, 2018 and 2017, respectively, and (4.8)% and (181.0)% for the six months ended June 30, 2018 and 2017, respectively.

(2)
Upon triggering held for sale criteria in February 2017, Aon ceased depreciating and amortizing all long-lived assets included in discontinued operations. Total operating expenses for 2017 include $8 million of depreciation of fixed assets and $11 million of intangible asset amortization.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Jun 30, 2018	Jun 30, 2017	% Change	Revenue Recognition (1)	Less: Currency Impact (2)	Less: Fiduciary Investment Income (3)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (4)
Revenue
Commercial Risk Solutions	$1,166	$1,042	12%	—%	2%	—%	4%	6%
Reinsurance Solutions	380	344	10	—	2	1	(1)	8
Retirement Solutions	431	389	11	—	3	—	5	3
Health Solutions	309	312	(1)	(11)	1	—	2	7
Data & Analytic Services	277	285	(3)	(2)	1	—	2	(4)
Elimination	(2)	(4)	N/A	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,561	$2,368	8%	(2)%	2%	—%	3%	5%

	Six Months Ended
(millions)	Jun 30, 2018	Jun 30, 2017	% Change	Revenue Recognition (1)	Less: Currency Impact (2)	Less: Fiduciary Investment Income (3)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (4)
Revenue
Commercial Risk Solutions	$2,350	$2,026	16%	—%	4%	—%	7%	5%
Reinsurance Solutions	1,122	715	57	47	3	—	1	6
Retirement Solutions	855	775	10	(1)	4	—	6	1
Health Solutions	760	684	11	4	3	—	2	2
Data & Analytic Services	571	553	3	—	2	—	2	(1)
Elimination	(7)	(4)	N/A	N/A	N/A	N/A	N/A	N/A
Total revenue	$5,651	$4,749	19%	8%	4%	—%	3%	4%

(1)	Revenue Recognition represents the impact of Aon’s adoption of new revenue recognition standard that became effective for Aon on the January 1, 2018.

(2)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(3)
Fiduciary Investment Income for the three months ended June 30, 2018 and 2017 was $12 million and $7 million, respectively. Fiduciary Investment Income for the six months ended June 30, 2018 and 2017 was $22 million and $13 million, respectively.

(4)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of the adoption of the new revenue recognition standard, changes in foreign exchange rates, acquisitions, divestitures, transfers between revenue lines, and fiduciary investment income.

 Free Cash Flow from Continuing Operations (Unaudited)

	Six Months Ended
(millions)	Jun 30, 2018	Jun 30, 2017	Percent Change
Cash Provided by Continuing Operating Activities	$413	$436	(5)%
Capital Expenditures Used for Continuing Operations	(111)	(82)	35
Free Cash Flow Provided by Continuing Operations (1)	$302	$354	(15)%

Adjustments:
Transaction Costs Associated with the Divested Business	—	44	(100)%
Restructuring Plan Initiatives (2)	278	99	181%
Free Cash Flow Provided by Continuing Operations - as adjusted (3)	$580	$497	17%

(1)
Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

(2)	Restructuring plan cash payments include cash used to settle restructuring liabilities as well as payments made on capital expenditures under the program.

(3)
Certain noteworthy items impacting free cash flow from operating activities in 2018 and 2017 are described in this schedule. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures Adjusted for Changes in Accounting Guidance - Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended			Six Months Ended
(millions, except percentages)	Jun 30, 2018	Jun 30, 2017 (2)	Percent Change	Jun 30, 2018	Jun 30, 2017 (2)	Percent Change
Revenue from continuing operations	$2,561	$2,332	10%	$5,651	$5,078	11%

Operating income from continuing operations	$(16)	$(167)	(90)%	$783	$455	72%
Amortization and impairment of intangible assets (3)	282	460		392	503
Restructuring	195	155		269	299
Legacy Litigation	103	—		103	—
Regulatory and Compliance Matters	—	34		—	34
Operating income from continuing operations - as adjusted	$564	$482	17%	$1,547	$1,291	20%
Operating margin from continuing operations	(0.6)%	(7.2)%		13.9%	9.0%
Operating margin from continuing operations - as adjusted	22.0%	20.7%		27.4%	25.4%

	Three Months Ended			Six Months Ended
(millions, except percentages)	Jun 30, 2018	Jun 30, 2017 (2)	Percent Change	Jun 30, 2018	Jun 30, 2017 (2)	Percent Change
Operating income from continuing operations - as adjusted	$564	$482	17%	$1,547	$1,291	20%
Interest income	1	8	(88)%	5	10	(50)%
Interest expense	(69)	(71)	(3)%	(139)	(141)	(1)%
Other income (expense):
Other income (expense) - pensions - as adjusted (4)	9	9	—%	18	17	6%
Other income (expense) - other	4	(5)	(180)%	(13)	(15)	(13)%
Total Other income (expense) - as adjusted (4)	13	4	225%	5	2	150%
Income before income taxes from continuing operations - as adjusted	509	423	20%	1,418	1,162	22%
Income taxes expense (5)	75	68	10%	225	166	36%
Net income from continuing operations - as adjusted	434	355	22%	1,193	996	20%
Less: Net income attributable to noncontrolling interests	10	9	11%	26	23	13%
Net income attributable to Aon shareholders from continuing operations - as adjusted	424	346	23%	1,167	973	20%
Net income (loss) from discontinued operation - as adjusted (6)	—	22	(100)%	(2)	70	(103)%
Income from discontinued operations, net of tax	$424	$368	15%	$1,165	$1,043	12%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations - as adjusted	$1.71	$1.31	31%	$4.69	$3.66	28%
Discontinued operations - as adjusted	—	0.08	(100)%	(0.01)	0.26	(104)%
Net income - as adjusted	$1.71	$1.39	23%	$4.68	$3.93	19%
Weighted average ordinary shares outstanding - diluted	247.4	264.3	(6)%	248.8	265.7	(6)%
Effective Tax Rates (4)
Continuing Operations - U.S. GAAP	165.5%	76.9%		(4.8)%	(181.0)%
Continuing Operations - Non-GAAP	14.7%	16.1%		15.9%	14.3%
Discontinued Operations - U.S. GAAP	1.7%	59.0%		14.7%	58.1%
Discontinued Operations - Non-GAAP (6)	63.7%	16.2%		49.3%	25.9%

(1)
Certain noteworthy items impacting operating income in 2018 and 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures. In the first quarter of 2018, Aon adopted new accounting guidance related to the treatment of revenue from contracts with customers that was applied prospectively on its U.S. GAAP financial statements in accordance with FASB standards, and therefore comparable prior periods were not restated.  On pages 11 through 15 of this press release, the Company has included unaudited pro forma consolidated results that present the retrospective impact of the new standard as if it were in effect for the comparable periods ended June 30, 2017.  We use this supplemental information to help us and our investors evaluate business growth from core operations.  Please see the U.S. GAAP financial statements included as Exhibit 99.2 to the Company’s Form 8-K filed on July 27, 2018 for a reconciliation in accordance with FASB standards.

(2)	The historical period presented above has been adjusted retrospectively to reflect changes in accounting guidance related to revenue recognition, effective for Aon in the first quarter of 2018.

(3)
Included in the three and six months ended June 30, 2018 was a $176 million non-cash impairment charges taken on certain assets and liabilities held for sale. Included in the three and six months ended June 30, 2017 was a $380 million non-cash impairment charge taken on indefinite-lived tradenames.

(4)	Adjusted Other income (expense) excludes Pension settlement charges of $16 million and $23 million for three and six months ended June 30, 2018, respectively.

(5)
Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring plan expenses, legacy litigation, accelerated tradename amortization, impairment charges, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate.  In addition, tax expense excludes the tax impacts of the anticipated sale of the disposal group as well as adjustments to the provisional estimates of the impact of US Tax Reform recorded pursuant to SAB 118.

(6)
Adjusted income from discontinued operations, net of tax, excludes the gain on sale of discontinued operations of $1 million and $9 million for the three and six months ended June 30, 2018 , respectively. Adjusted income from discontinued operations, net of tax, excludes the gain on sale of discontinued operations of $798 million and $798 million and $0 million and $11 million of intangible asset amortization for the three and six months ended June 30, 2017, respectively. The effective tax rate was further adjusted for the applicable tax impact associated with the gain on sale and intangible asset amortization, as applicable.

Aon plc
Pro Forma Historical Reconciliation of Reported Non-GAAP Measures to Non-GAAP Measures Adjusted for Changes in Accounting Guidance (Unaudited)
Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)(2)

	Three months ended June 30, 2017			Six months ended June 30, 2017
(millions, except per share data)	As Reported(3)	Revenue Recognition	Pro Forma	As Reported(3)	Revenue Recognition	Pro Forma
Revenue
Commercial Risk Solutions	$1,042	$(1)	$1,041	$2,026	$4	$2,030
Reinsurance Solutions	344	1	345	715	301	1,016
Retirement Solutions	389	(1)	388	775	(2)	773
Health Solutions	312	(31)	281	684	25	709
Data & Analytic Services	285	(4)	281	553	1	554
Elimination	(4)	—	(4)	(4)	—	(4)
Total revenue	$2,368	$(36)	$2,332	$4,749	$329	$5,078
Expenses
Compensation and benefits	1,466	5	1,471	2,935	84	3,019
Information technology	98	—	98	186	—	186
Premises	86	—	86	170	—	170
Depreciation of fixed assets	54	—	54	108	—	108
Amortization and impairment of intangible assets	460	—	460	503	—	503
Other general expenses	331	(1)	330	639	(2)	637
Total operating expenses	2,495	4	2,499	4,541	82	4,623
Operating income	(127)	(40)	(167)	208	247	455
Amortization and impairment of intangible assets	460	—	460	503	—	503
Restructuring	155	—	155	299	—	299
Regulatory and compliance matters	34	—	34	34	—	34
Operating income - as adjusted	522	(40)	482	1,044	247	1,291
Operating margin from continuing operations - as adjusted	22.0%		20.7%	22.0%		25.4%
Interest income	8	—	8	10	—	10
Interest expense	(71)	—	(71)	(141)	—	(141)
Other income (expense):
Other income (expense) - pensions	9	—	9	17	—	17
Other income (expense) - other (4)	(5)	—	(5)	(15)	—	(15)
Total Other income (expense)	4	—	4	2	—	2
Income before income taxes from continuing operations - as adjusted	463	(40)	423	915	247	1,162
Income taxes - as adjusted (5)	72	(4)	68	122	44	166
Income from continuing operations - as adjusted	391	(36)	355	793	203	996
Less: Net income attributable to noncontrolling interests	9	—	9	23	—	23
Net income from continuing operations attributable to Aon shareholders - as adjusted	$382	$(36)	$346	$770	$203	$973
Diluted earnings per share from continuing operations - as adjusted	$1.45	$(0.14)	$1.31	$2.90	$0.76	$3.66
Weighted average ordinary shares outstanding - diluted	264.3	264.3	264.3	265.7	265.7	265.7

(1)	Certain noteworthy items impacting operating income in 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)	The historical period presented above have been adjusted retrospectively to reflect Aon’s adoption of new revenue recognition standard in the first quarter of 2018.

(3)	Reported results above reflect the retrospective adoption of the new pension accounting guidance effective for Aon in the first quarter of 2018.

(4)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. Had the Company included it, Other income (expense) in the Revenue Recognition column would have been $(4) million and $(6) million, respectively, for the three and six months ended June 30, 2017.

(5)
The non-GAAP effective tax rate reported was 15.6% and 13.3%, respectively, for the three and six months ended June 30, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring charges, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the provisional estimates of the impact of US Tax Reform recorded pursuant to SAB 118. The non-GAAP effective tax rate for continuing operations, adjusted for the change in accounting guidance was 16.1% and 14.3%, respectively, for the three and six months ended June 30, 2017.

Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Jun 30, 2017	Jun 30, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income(2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$1,041	$990	5%	(1)%	—%	4%	2%
Reinsurance Solutions	345	335	3%	(2)%	—%	(1)%	6%
Retirement Solutions	388	405	(4)%	(3)%	—%	(2)%	1%
Health Solutions	281	253	11%	(2)%	—%	9%	4%
Data & Analytic Services	281	271	4%	(1)%	—%	1%	4%
Elimination	(4)	(1)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,332	$2,253	4%	(2)%	—%	4%	2%

	Six Months Ended
(millions)	Jun 30, 2017	Jun 30, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income(2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Commercial Risk Solutions	$2,030	$1,959	4%	(1)%	—%	4%	1%
Reinsurance Solutions	1,016	1,002	1%	(2)%	—%	(1)%	4%
Retirement Solutions	773	801	(3)%	(4)%	—%	(1)%	2%
Health Solutions	709	591	20%	(2)%	—%	12%	10%
Data & Analytic Services	554	534	4%	(1)%	—%	1%	4%
Elimination	(4)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$5,078	$4,884	4%	(2)%	—%	3%	3%

(1)	Currency impact is determined by translating last year’s revenue at the subsequent year’s foreign exchange rates.

(2)
Fiduciary Investment Income for the three months ended June 30, 2017 and 2016, respectively, was $7 million and $5 million. Fiduciary Investment Income for the six months ended June 30, 2017 and 2016, respectively, was $13 million and $10 million.

(3)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, and fiduciary investment income.

Aon plc
Pro Forma Historical Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations as Adjusted for Changes in Accounting Guidance (Unaudited) (1)(2)

	Pro Forma Periods										Reported Period
	Three Months Ended (5)				Full Year 2016 (5)	Three Months Ended (6)				Full Year 2017 (6)	Three Months Ended (7)
(millions, except per share data)	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Dec 31, 2016		Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017		Mar 31, 2018	Jun 30, 2018
Revenue
Commercial Risk Solutions	$969	$990	$884	$1,088	$3,931	$989	$1,041	$915	$1,218	$4,163	$1,184	$1,166
Reinsurance Solutions	667	335	234	131	1,367	671	345	257	153	1,426	742	380
Retirement Solutions	396	405	465	441	1,707	385	388	492	489	1,754	424	431
Health Solutions	338	253	245	522	1,358	428	281	277	526	1,512	451	309
Data & Analytic Services	263	271	260	256	1,050	273	281	287	299	1,140	294	277
Elimination	(2)	(1)	(3)	(2)	(8)	—	(4)	(5)	(1)	(10)	(5)	(2)
Total revenue	$2,631	$2,253	$2,085	$2,436	$9,405	$2,746	$2,332	$2,223	$2,684	$9,985	$3,090	$2,561
Expenses
Compensation and benefits	1,444	1,372	1,293	1,417	5,526	1,548	1,471	1,420	1,568	6,007	1,616	1,494
Information technology	83	99	99	105	386	88	98	109	124	419	115	123
Premises	82	89	86	86	343	84	86	89	89	348	93	96
Depreciation of fixed assets	38	41	39	44	162	54	54	40	39	187	39	47
Amortization of intangible assets	37	38	42	40	157	43	460	101	100	704	110	282
Other general expenses	270	230	257	279	1,036	307	330	307	328	1,272	318	535
Total operating expenses	1,954	1,869	1,816	1,971	7,610	2,124	2,499	2,066	2,248	8,937	2,291	2,577
Operating income	677	384	269	465	1,795	622	(167)	157	436	1,048	799	(16)
Amortization of intangible assets	37	38	42	40	157	43	460	101	100	704	110	282
Restructuring	—	—	—	—	—	144	155	102	96	497	74	195
Legacy Litigation	—	—	—	—	—	—	—	—	—	—	—	103
Regulatory and compliance matters	—	—	—	—	—	—	34	8	(14)	28	—	—
Transaction costs	—	—	—	15	15	—	—	—		—	—	—
Operating income - as adjusted	714	422	311	520	1,967	809	482	368	618	2,277	983	564
Operating margin from continuing operations - as adjusted	27.1%	18.7%	14.9%	21.3%	20.9%	29.5%	20.7%	16.6%	23.0%	22.8%	31.8%	22.0%
Interest income	2	3	1	3	9	2	8	10	7	27	4	1
Interest expense	(69)	(73)	(70)	(70)	(282)	(70)	(71)	(70)	(71)	(282)	(70)	(69)
Other income (expense):
Other income (expense) - pensions - as adjusted (3)	11	11	12	13	47	8	9	9	16	42	9	9
Other income (expense) - other - as adjusted (4)	18	(1)	10	9	36	(10)	(5)	(5)	(19)	(39)	(17)	4
Total Other income (expense) - as adjusted (3)(4)	29	10	22	22	83	(2)	4	4	(3)	3	(8)	13
Income before income taxes from continuing operations - as adjusted	676	362	264	475	1,777	739	423	312	551	2,025	909	509
Income taxes	107	53	35	49	244	98	68	54	81	301	150	75
Income from continuing operations - as adjusted	569	309	229	426	1,533	641	355	258	470	1,724	759	434
Less: Net income attributable to noncontrolling interests	12	8	7	7	34	14	9	7	7	37	16	10
Net income attributable to Aon shareholders from continuing operations - as adjusted	$557	$301	$222	$419	$1,499	$627	$346	$251	$463	$1,687	$743	$424
Diluted earnings per share from continuing operations - as adjusted	$2.04	$1.12	$0.82	$1.56	$5.55	$2.35	$1.31	$0.98	$1.82	$6.47	$2.97	$1.71
Weighted average ordinary shares outstanding - diluted	273.7	269.8	269.6	268.3	270.3	267.0	264.3	257.3	254.5	260.7	250.2	247.4

Notes

(1)	Certain noteworthy items impacting operating income in 2016 and 2017 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The historical period presented above have been adjusted retrospectively to reflect Aon’s adoption of new revenue recognition standard in the first quarter of 2018. For a complete reconciliation of prior period reported balances to the pro forma adjusted balances above, please refer to our press release issued on February 2, 2018.

(3)
Adjusted Other income (expense) excludes pension settlement charges taken within each respective period. Pension settlement charges were $62 million for the three months ended June 30, 2016, and $158 million and $220 million for the three and twelve months ended December 31, 2016, respectively. Pension settlement charges were $128 million for the three and twelve months ended December 31, 2017. Pension settlement chargers were $7 million and $16 million, respectively, for the three months ended March 31, 2018 and June 30, 2018 and $23 million for the six months ended June 30, 2018.

(4)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. The impact on Other income (expense) of foreign currency due to this new guidance was $(3) million, $5 million, $1 million, and $4 million, respectively, for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016 and $7 million for the twelve months ended December 31, 2016. The impact on Other income (expense) of foreign currency due to this new guidance was $(2) million, $(4) million, $(6) million, and $1 million, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and $(11) million for the twelve months ended December 31, 2017.

(5)
The non-GAAP effective tax rates reported were 15.7%, 14.9%, 14.2%, and 12.0%, respectively, for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016 and 13.9% for the twelve months ended December 31, 2016. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with non-cash pension settlements and transaction costs which are adjusted at the related jurisdictional rate. The non-GAAP effective tax rates for continuing operations, adjusted for the change in accounting guidance were 15.8%, 14.6%, 13.3%, and 10.3% for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016, and 13.7% for the twelve months ended December 31, 2016.

(6)
The non-GAAP effective tax rates reported were 11.1%, 15.6%, 17.5%, and 15.5%, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlements, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the provisional estimates of the impact of U.S. Tax Reform recorded pursuant to SAB 118. The non-GAAP effective tax rates for continuing operations, adjusted for the change in accounting guidance were 13.3%, 16.1%, 17.3%, and 14.7% for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017.

(7)
The non-GAAP effective tax rates reported were 16.5% and 14.7%, respectively, for the three months ended March 31, 2018 and June 30, 2018, and 15.9% for the six months ended June 30, 2018. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, legacy litigation, accelerated tradename amortization, impairment charges, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of the anticipated sale of the disposal group as well as adjustments to the provisional estimates of the impact of US Tax Reform recorded pursuant to SAB 118.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	June 30, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$487	$756
Short-term investments	173	529
Receivables, net	2,992	2,478
Fiduciary assets (1)	10,476	9,625
Other current assets	732	289
Total current assets	14,860	13,677
Goodwill	8,291	8,358
Intangible assets, net	1,363	1,733
Fixed assets, net	575	564
Deferred tax assets	452	389
Prepaid pension	1,272	1,060
Other non-current assets	404	307
Total assets	$27,217	$26,088

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,447	$1,961
Short-term debt and current portion of long-term debt	799	299
Fiduciary liabilities	10,476	9,625
Other current liabilities	1,121	870
Total current liabilities	13,843	12,755
Long-term debt	5,659	5,667
Deferred tax liabilities	294	127
Pension, other postretirement, and postemployment liabilities	1,715	1,789
Other non-current liabilities	1,088	1,102
Total liabilities	22,599	21,440

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	5,772	5,775
Retained earnings	2,295	2,302
Accumulated other comprehensive loss	(3,524)	(3,496)
Total Aon shareholders' equity	4,545	4,583
Noncontrolling interests	73	65
Total equity	4,618	4,648
Total liabilities and equity	$27,217	$26,088

(1)	Includes cash and short-term investments of $3,839 million and $3,743 million for the periods ended June 30, 2018 and December 31, 2017, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
(millions)	June 30, 2018	June 30, 2017
Cash flows from operating activities
Net income	$668	$1,083
Less: Income from discontinued operations, net of income taxes	7	861
Adjustments to reconcile net income to cash provided by operating activities:
Loss from sales of businesses, net	1	3
Depreciation of fixed assets	86	108
Amortization and impairment of intangible assets	392	503
Share-based compensation expense	147	148
Deferred income taxes	(93)	(227)
Change in assets and liabilities:
Fiduciary receivables	(883)	10
Short-term investments — funds held on behalf of clients	(154)	(286)
Fiduciary liabilities	1,037	275
Receivables, net	(371)	(25)
Accounts payable and accrued liabilities	(495)	(377)
Restructuring reserves	12	178
Current income taxes	(144)	(25)
Pension, other postretirement and other postemployment liabilities	(84)	(101)
Other assets and liabilities	301	30
Net cash provided by operating activities - continuing operations	413	436
Net cash provided by operating activities - discontinued operations	—	64
Cash provided by operating activities	413	500

Cash flows from investing activities
Proceeds from investments	23	29
Payments for investments	(36)	(32)
Net sale of short-term investments — non-fiduciary	352	(2,451)
Acquisition of businesses, net of cash acquired	(50)	(149)
Sale of businesses, net of cash sold	1	4,193
Capital expenditures	(111)	(82)
Net cash provided by investing activities - continuing operations	179	1,508
Net cash used for investing activities - discontinued operations	—	(19)
Cash provided by investing activities	179	1,489

Cash flows from financing activities
Share repurchase	(971)	(1,100)
Issuance of shares for employee benefit plans	(150)	(139)
Issuance of debt	2,552	1,651
Repayment of debt	(2,027)	(1,990)
Cash dividends to shareholders	(187)	(182)
Noncontrolling interests and other financing activities	(15)	(10)
Net cash provided by financing activities - continuing operations	(798)	(1,770)
Net cash provided by financing activities - discontinued operations	—	—
Cash used for financing activities	(798)	(1,770)

Effect of exchange rates on cash and cash equivalents	(63)	34
Net increase (decrease) in cash and cash equivalents	(269)	253
Cash and cash equivalents at beginning of period	756	431
Cash and cash equivalents at end of period	$487	$684

Aon plc
Restructuring Plan (Unaudited) (1)

	Three months ended June 30, 2018	Six months ended June 30, 2018	Inception to Date	Estimated Remaining Costs	Estimated Total Cost (2)
Workforce reduction	$33	$66	$365	$55	$420
Technology rationalization	8	18	51	79	130
Lease consolidation	10	13	21	39	60
Asset impairments	8	9	35	5	40
Other costs associated with restructuring and separation (3)	136	163	294	81	375
Total restructuring and related expenses	$195	$269	766	$259	$1,025

(1)
In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits,” IT rationalization is included in “Information technology,” lease consolidations are included in “Premises,” asset impairments are included in “Depreciation of fixed assets,” and other costs associated with restructuring are included in “Other general expenses” depending on the nature of the expense.

(2)
Actual costs, when incurred, may vary due to changes in the assumptions built into this plan.  Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in the assumptions underlying sublease loss calculations due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives. Estimated allocations between expense categories may be revised in future periods as these assumptions are updated.

(3)
Other costs associated with the Restructuring Plan include those to separate the Divested Business, as well as moving costs and consulting and legal fees. These costs are generally recognized when incurred.